                                             SCHEDULE 14A INFORMATION

                                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                          SECURITIES EXCHANGE ACT OF 1934

                                                (AMENDMENT No. ___)

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                                                 Edison International
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The following letter was sent today to institutional shareholders of Edison International.

[EDISON INTERNATIONAL LOGO}                                                             John E. Bryson
                                                                                        Chairman, President &
                                                                                        Chief Executive Officer

                                                  April 23, 2003

[Edison International Institutional Shareholder]
[Title]
[Company]
[Address]
[Address]

SUBJECT: Shareholder Proposal on Shareholder Rights Agreement

Dear [Institutional Shareholder]

At this year's annual meeting on May 15, Edison International shareholders will elect all eleven directors and vote on a shareholder proposal regarding the Company's shareholder rights agreement.  Edison International's
Board recommends a vote "against" the proposal, and asks that you carefully consider the arguments in this letter and the proxy statement before making up your mind.

Edison International's Board, comprised of a substantial majority of non-management Directors, places great importance on sound corporate governance to protect the investment of its shareholders. The Board has reviewed our shareholder rights plan on a regular basis and continues to believe that the plan is in the best interests of
Edison International's shareholders.

Over the past two years, Edison International has been buffeted by the California energy crisis and adverse changes in the markets it serves.  We have worked hard to weather these difficult times and restore value for our shareholders - and we are succeeding.  Last year, among other things, we removed $2.2 billion in overall debt, recovered most of our crisis-related power procurement costs and worked to persuade public officials to restore a healthy regulatory framework for California utilities.  While we believe we are meeting our challenges, there is more work to be done to restore fully our companies to financial health and creditworthiness.  Our Board believes it is particularly important that it has the tools to deal with any coercive and unfair takeover attempts.  In short, we believe that now is not the time to remove our shareholder rights plan.

In undertaking your analysis, we also ask that you consider the type of shareholder rights agreement enacted by the Edison International Board.  Significantly, and unlike many other plans, Edison International's plan contains the following shareholder-friendly features:

        o   Edison International's rights plan has a 20% trigger, not the more typical 15% trigger; and
        o   Edison International's rights plan does not contain a "dead hand" provision.

We hope this information will assist you in your deliberations, and we urge you to vote "against" the shareholder proposal (Item 2 on your proxy card).  A complete statement of our position with respect to this proposal is contained in our April 7, 2003 proxy statement at pages 44 and 45.

April 23, 2003
Page Two

If you have any questions, please feel free to call Jo Ann Goddard, Vice President, Investor Relations at (626)
302-2515.  We would appreciate the opportunity to personally discuss this matter with you.

                                                     Sincerely,

                                                      /s/ John E. Bryson

This  communication  is being  sent to you on  behalf  of your  Board of  Directors.  For more  information  on the
Directors and their interests in the above matters,  and for other  important  information,  we strongly  encourage you to read the Edison  International and Southern California Edison Company Joint Proxy Statement,  filed with the
Securities  and  Exchange  Commission  on  April 7,  2003.  Copies  of the  Proxy  Statement  were  sent to  Edison
International  and  Southern  California  Edison  Company  shareholders  beginning  on April  7,  2003.  Our  Proxy
Statement is available on the S.E.C.  website,  www.sec.gov.  Our Proxy  Statement  and 2002 Annual Report are also available free of charge on our website, www.edisoninvestor.com.